UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 2, 2007

OGE ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 759,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

On August 2, 2007, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended June 30, 2007, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported income from continuing operations of $0.68 per diluted share for the quarter ended June 30, 2007, compared with $0.63 per diluted share for the quarter ended June 30, 2006. Including income from discontinued operations, net income was $1.02 per diluted share in the second quarter of 2006. There have been no discontinued operations in 2007. Higher income from continuing operations in the second quarter of 2007 was primarily due to increased gross margins on revenues at Enogex, offsetting the effects of cool, rainy weather on results at OG&E. Also, the Company reaffirmed its 2007 consolidated earnings guidance at $2.30 to $2.50 per diluted share. Though the Company’s consolidated earnings guidance has not changed, the guidance for the Company’s individual companies has been revised. The change in earnings guidance is due to an increase in the projected earnings at Enogex, a decrease in projected earnings at OG&E and a decrease in the projected loss at the holding company. For further information, see the press release attached as Exhibit 99.01.

OG&E posted net income of $0.38 per diluted share in the second quarter of 2007, compared with $0.48 per diluted share in the second quarter of 2006. Enogex posted income from continuing operations of $0.30 per diluted share in the second quarter of 2007, compared with $0.17 per diluted share in the second quarter of 2006. Including income from discontinued operations, Enogex’s net income in the second quarter of 2006 was $0.56 per diluted share. The holding company posted break-even results in the second quarter of 2007, compared to a net loss of $0.02 per diluted share in the second quarter of 2006.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated August 2, 2007, announcing OGE
Energy Corp. Announces 2nd Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

August 2, 2007

Exhibit 99.01

OGE Energy Corp. Announces 2nd Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported income from continuing operations of $0.68 per diluted share for the three months ended June 30, 2007, compared with $0.63 per diluted share for the second quarter of 2006.

Including income from discontinued operations, net income was $1.02 per diluted share in the second quarter last year. There have been no discontinued operations in 2007.

Higher income from continuing operations in the second quarter of 2007 was primarily due to increased gross margins at Enogex, offsetting the effects of cool, rainy weather on results at OG&E.

OG&E, a regulated electric utility, posted net income of $0.38 per diluted share in the second quarter of 2007, compared with $0.48 per diluted share last year. Enogex, a natural gas pipeline business, recorded income from continuing operations of $0.30 per diluted share, compared with $0.17 per diluted share in the year-ago quarter. Including income from discontinued operations, Enogex’s net income in the second quarter last year was $0.56 per diluted share. The holding company, which primarily has interest income and expenses but no operating revenues, posted break-even results in the second quarter, compared with a net loss of $0.02 per diluted share in the second quarter of 2006.

“We are pleased to report another quarter of solid results,” said Steven E. Moore, OGE Energy chairman and CEO. “Our strategic mix of assets and operations in electricity and natural gas has helped us to improve our results from continuing operations, even in a quarter that was 29 percent cooler than last year and significantly reduced revenues and earnings for our utility business.”

For the six months ended June 30, 2007, OGE Energy reported income from continuing operations of $80 million, or $0.86 per diluted share, compared with $82 million, or $0.89 per diluted share in the first half of 2006. Including income from discontinued operations, net income in the first six months of 2007 was $80 million, or $0.86 per diluted share, compared with $119 million, or $1.29 per diluted share, in the first half of 2006. Gross margins were $503 million in the first half of 2007, compared with $505 million in the year-ago period. Operating income was $163 million, in the first half of 2007, compared with $170 million in the same period of 2006.

Discussion of Second Quarter 2007

OGE Energy reported consolidated operating revenues of $913 million in the second quarter of 2007, compared with $934 million a year earlier. The second-quarter gross margin on revenues was $289 million, compared with $284 million in the year-earlier quarter. Operating income was $117 million in the second quarter, compared with $118 million in the year-earlier quarter. Income from continuing operations was $63 million in the second quarter, compared to $58 million a year ago.

OG&E reported gross margin on revenues of $193 million in the second quarter of 2007, compared with $215 million in the comparable quarter last year, primarily due to weather that was 29 percent cooler in the company’s electric service area, partially offset by customer growth and new rates. Net income at OG&E was $35 million, compared with $44 million in the second quarter of 2006.

Enogex reported gross margin on revenues of $96 million in the second quarter of 2007, compared with $70 million in the comparable quarter last year. Margins were higher in the transportation and storage segment, largely as a result of a reduction in the fuel reserve liability and decreased fuel imbalance expenses, and in the marketing segment, largely due to realized gains from physical activity on its Cheyenne Plains transportation contract. Income from continuing operations at Enogex was $28 million, compared with $16 million in the second quarter of 2006.

2007 Outlook

OGE Energy reaffirms its consolidated earnings guidance for 2007 at $2.30 - $2.50 per diluted share. Though OGE Energy’s consolidated earnings guidance has not changed, guidance for the individual companies has been revised from the previous guidance. The Company has increased projected earnings at Enogex, decreased projected earnings at OG&E and decreased the projected loss at the holding company. The guidance assumes approximately 92.5 million average diluted shares outstanding and normal weather for the remainder of the year.

The 2007 guidance includes:

•

OG&E, $1.49 to $1.59 per diluted share on net income of $138 million to $147 million, a decrease from the previous guidance of $1.67 to $1.75 per diluted share on net income of $154 million to $162 million, primarily due to milder weather in OG&E’s service territory.

•

Enogex, $0.83 to $0.92 per share on net income of $77 million to $85 million, an increase from the previous guidance of $0.68 to $0.78 per diluted share on net income of $63 million to $72 million, primarily due to a favorable transportation position.

•

Holding company, a loss of $0.01 to $0.02 per share on a net loss of $1 million to $2 million, a reduction in the loss from the previous guidance of $0.03 to $0.05 per diluted share on a net loss of $3 million to $4 million, primarily due to lower projected short-term interest expense for 2007.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2007 on Thursday, Aug. 2, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 759,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; OGE Energy Corp.’s (collectively, with its subsidiaries, the “Company”) ability and the ability of its subsidiaries to obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions (including the approval of regulatory filings with the Oklahoma Corporation Commission or the Arkansas Public Service Commission related to its proposed construction of a new power plant and a related lawsuit) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 71, “Accounting for the Effects of Certain Types of Regulation”; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; the impact of the recently announced initial public offering of limited partner interests of OGE Enogex Partners L.P.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
financial and statistical data
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30	
	2007	2006	2007	2006
	(In millions)			
ELECTRIC UTILITY				
Operating revenues by classification				
Residential	$ 152.7	$ 172.9	$ 287.4	$ 310.8
Commercial	108.1	111.7	184.3	200.1
Industrial	55.5	56.7	96.8	110.0
Oilfield	34.6	33.6	62.4	65.7
Street light	2.8	3.0	4.7	6.2
Public authorities	41.7	40.9	71.1	74.8
Sales for resale	15.7	16.0	29.6	30.9
Provision for refund on gas transportation and storage case	0.1	-	0.1	-
System sales revenues	411.2	434.8	736.4	798.5
Off-system sales revenues	11.1	0.6	20.4	1.1
Other	7.6	9.3	13.8	19.1
Total operating revenues	$ 429.9	$ 444.7	$ 770.6	$ 818.7
Sales of electricity - MWH (a) sales by classification				
Residential	1.8	2.0	3.8	3.9
Commercial	1.5	1.7	2.9	3.0
Industrial	1.1	1.2	2.1	2.2
Oilfield	0.7	0.6	1.4	1.3
Public authorities	0.8	0.8	1.4	1.4
Sales for resale	0.4	0.4	0.7	0.7
System sales	6.3	6.7	12.3	12.5
Off-system sales	0.3	-	0.6	-
Total sales	6.6	6.7	12.9	12.5
Number of customers	759,184	750,405	759,184	750,405
Average cost of energy per KWH (b) - cents				
Natural gas	7.600	6.341	7.494	7.147
Coal	1.141	1.120	1.135	1.138
Total fuel	3.057	2.950	2.841	3.221
Total fuel and purchased power	3.468	3.325	3.218	3.587
Degree days				
Heating				
Actual	257	87	1,926	1,586
Normal	236	236	2,199	2,199
Cooling				
Actual	602	852	645	883
Normal	547	547	555	555
NATURAL GAS PIPELINE				
Operating revenues (before intercompany eliminations)	$ 510.1	$ 517.6	$ 1,067.9	$ 1,280.8
Operating income	$ 50.6	$ 29.6	$ 80.8	$ 71.7
Income from continuing operations	$ 28.1	$ 15.5	$ 43.6	$ 41.7
Net cash provided from operating activities	$ 4.6	$ 23.5	$ 54.3	$ 73.2
Capital expenditures from continuing operations	$ 31.0	$ 13.7	$ 56.5	$ 33.8
New well connects (includes wells behind CRP's (c)) (d)	113	111	212	188
New well connects (excludes wells behind CRP's)	51	47	97	99
Gathered volumes - Tbtu/d (e)	1.03	0.99	1.01	0.97
Incremental transportation volumes - Tbtu/d	0.52	0.50	0.46	0.46
Total throughput volumes - Tbtu/d	1.55	1.49	1.47	1.43
Natural gas processed - Tbtu/d	0.58	0.53	0.55	0.53
Natural gas liquids sold (keep-whole) - million gallons	64	65	115	117
Natural gas liquids sold (purchase for resale) - million gallons	26	21	53	43
Natural gas liquids sold (percentage of liquids) - million gallons	4	3	8	6
Total natural gas liquids produced - million gallons	94	89	176	166
Average sales price per gallon	$ 0.992	$ 0.894	$ 0.930	$ 0.902

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Central receipt points.
(d) As reported to management by third parties.
(e) Trillion British thermal units per day.